UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2007

GPS INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-30104	88-0350120
(Commission File Number)	(I.R.S. Employer Identification No.)

#214, 5500 - 152nd Street, Surrey, BC Canada	V3S 5J9
(Address of Principal Executive Offices)	(Zip Code)

(604) 576-7442
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

Effective June 15, 2008,GPS Industries, Inc.(the "Company") entered into an agreement (the "Agreement") with Global Golf Advisors Inc ("GGA") pursuant to which the Company appointed GGA to act as a non-exclusive distributor of the Company's Inforemer GPS Management Systems (the "System") with sales prices to a golf course at a specified level. Under the Agreement, GGA will use reasonable efforts to sell the Systems to a minimum of 100 golf courses in each of the calendar years 2007-11. GGA will receive a 23% share of the net revenues from advertising and the Company's "Flag at the Flag" ((hole in one) promotion. Should a System sell for less than a specified amount plus service, the shortfall will be paid to GGA first from the Company's share of advertising and Fire at the Flag revenues. GGA will receive a commission of 5% of the purchase price for a System. The Company will pay to GGA any shortfall between the lease payments to GGA's lessor and the amount received from the golf course under the rental contract between GGA and the applicable course. The Agreement may be terminated by the Company if GGA fails to reach the annual minimum (100 Systems) for any calendar year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of June 2007.

	By:	/s/ Robert C. Silzer, Sr.
Robert C. Silzer, Sr. Chief Executive Officer